Exhibit 99.1

MEDIA/INDUSTRY ANALYST CONTACT:	INVESTOR RELATIONS CONTACT:
Matt Brekke	Julie Pierce
Director of Marketing, StarTek, Inc.	Director of SEC Reporting, StarTek, Inc.
303-262-4548	303-262-4587
mbrekke@startek.com	julie.pierce@startek.com
STARTEK TO CLOSE BIG SPRING CONTACT CENTER
Big Spring, Texas, June 20, 2008 —StarTek, Inc. today announced to its 198 employees in Big Spring, Texas that due to changing business needs, the company plans to close its contact center facility in the city effective August 18, 2008. StarTek will provide a variety of employee assistance programs including job fairs and career counseling to help through this transition. Where feasible, eligible employees may have an opportunity to transfer to one of the company’s other facilities.
“We want to take this opportunity to express our gratitude to the citizens of Big Spring who have made StarTek a welcome member of the community,” said David Whyburn, Big Spring center director. “During this difficult time we will do everything we can to ensure the continued success of our employees as they transition to new careers.”
About StarTek
When it really matters, communications companies look to StarTek (NYSE: SRT), a leading provider of high value business process outsourcing services. Since 1987, StarTek has partnered with their clients to solve strategic business challenges, improve customer retention, increase revenue and reduce costs through an improved customer experience. Known for creating the highest customer service for clients and their customers, StarTek services include customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes. Headquartered in Denver, Colo., StarTek operates 21 facilities in North America. For more information visit www.StarTek.com or call 800-541-1130.